Addendum to the Loan Agreement dated May 13, 2009

Loan Amount US$600,000

This Addendum, dated May 13, 2009, states additional term made between, EFT BioTech Holdings, Inc. (Lender), EFT Investment Co., LTD, a wholly owned subsidiary of Lender (Subsidiary), and Excalibur International Marine Corporation.  The loan is subject to the change of new term.  The change of loan term explained in this Addendum is incorporated into and made a part of the original loan agreement and promissory note thereto.

AUTHORITY AND LOAN

In addition to the terms listed in this section, the following term is being incorporated and referred to as part of this section:

-Both Lender and Borrower agree that the Loan shall be repaid by November 13, 2009 in full.

IN WITNESS WHEREOF, this Addendum has been executed by the parties hereto.

Lender	Borrower

/s/ Jack Qin	/s/ Jen-Ho Chiao
Jack Qin	Jen-Ho Chiao,
Executive Director	Chairman

Subsidiary

/s/ Jack Qin
Jack Qin
Executive Director